Exhibit 99.1

2005 AMENDMENT TO THE SPECTRX, INC.
1995 STOCK PLAN, AS AMENDED

WHEREAS, the SpectRx, Inc. 1995 Stock Plan (the "Plan") was approved by the stockholders of SpectRx, Inc. on February 9, 1996;

WHEREAS, the board of directors of SpectRx finds that it is in the best interest of SpectRx and its stockholders to amend the Plan to extend the term and to increase the number of shares available by 1,000,000; and

WHEREAS, the board has approved the amendment in accordance with the provisions of section 15 of the Plan, subject to approval by the stockholders of SpectRx at the 2005 annual meeting of stockholders;

NOW THEREFORE, the Plan is hereby amended, effective as of February 17, 2005, subject to approval of the stockholders of SpectRx, as follows:

1. The first paragraph of section 3 of the Plan is amended to read as follows:

"3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares, which may be subject to option and sold under the Plan is 2,428,572 shares. The shares may be authorized but unissued, or reacquired common stock."

2. Section 7 of the Plan is amended to read as follows:

"7. Term of the Plan. The Plan shall remain effective for ten (10) years following adoption of this 2005 amendment to the Plan by the Board of Directors, subject to approval by the stockholders of the company within one year unless sooner terminated under Section 15 of the Plan."

3. Except as amended by amendment, the Plan shall remain in full force and effect.

Executed in Norcross, Georgia as of February 17, 2005

SPECTRX, INC.

By:  /s/ William D. Arthur, III

President, COO & Secretary